HUBBELL NAMES JOSEPH CAPOZZOLI VICE PRESIDENT, CONTROLLER

SHELTON, CT. (April 15, 2013) – Hubbell Incorporated (NYSE: HUBA, HUBB) announces the appointment of Joseph Capozzoli to the position of Vice President, Controller effective April 22, 2013.

In this capacity, Mr. Capozzoli will serve as Hubbell’s Principal Accounting Officer and will be responsible for enterprise-wide accounting operations, including internal and external financial reporting, Sarbanes Oxley compliance and financial forecasting. He will report to Senior Vice President and Chief Financial Officer William R. Sperry and succeed Darrin Wegman who is moving into a senior role within one of the Company’s operating divisions.

Prior to joining Hubbell, Mr. Capozzoli spent more than 15 years in leadership positions at major multi-national corporations. He most recently served as Assistant Corporate Controller of Stanley Black & Decker, a $12 billion producer of power, hand and industrial tools and integrated security solutions. While with PricewaterhouseCoopers LLP, Joe earned his CPA. He holds an MBA in Finance from Villanova University and a Bachelor of Science degree in Business Administration from LaSalle University.

“Joe’s diverse financial background and leadership skills will make him a vital part of the management team,” commented Mr. Sperry. “I would also like to thank Darrin for his valuable contributions to the finance function and wish him success in his new role.”

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2012 revenues of $3.0 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea, and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

Contact:	James M. Farrell Hubbell Incorporated 40 Waterview Drive P.O. Box 1000 Shelton, Connecticut 06484 (475) 882-4000